EXHIBIT 99.1

THE STRIDE RITE CORPORATION                           January 13, 2005
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

     CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                           STRIDE RITE REPORTS HIGHER
                        FOURTH QUARTER SALES AND EARNINGS

     Lexington, Massachusetts, January 13, 2005 - The Stride Rite Corporation (NYSE; SRR) today reported its fourth quarter and fiscal year 2004 results.

     Sales for the fourth quarter of fiscal 2004 increased 13% to $116.8 million from $103.8 million in the comparable period of fiscal 2003. Net income for the fourth quarter totaled $51 thousand or $.00 per diluted share, as compared to a net loss of $965 thousand or $.02 net loss per diluted share in last year's fourth quarter. The fourth quarter of fiscal 2004 contained 14 weeks compared to the 13 weeks in the fourth quarter of 2003.

     For fiscal year 2004 net sales were $558.3 million, an increase of 1% from the net sales of $550.1 million for fiscal year 2003. Fully diluted earnings per share were $.66 for fiscal 2004 versus $.64 in fiscal 2003. Net income for fiscal year 2004 totaled $25.7 million, an increase of 1% from the $25.5 million reported in the 2003 fiscal year. The 2004 fiscal year contained 53 weeks compared to 52 weeks in fiscal year 2003.

     Fourth quarter and full fiscal year sales of the Stride Rite Children's Group increased 17% and 7%, respectively, compared to the same periods in fiscal 2003. The Children's Group company-owned retail stores recorded a sales increase of 23% for the fourth quarter over the same period of fiscal 2003 and 12% over the prior year. As noted earlier, performance was helped by the fact that fiscal 2004 was a 53 week year. Comparable Children's Group retail stores sales increased from the similar periods of last year, 8.2% and 6.9% for the fourth quarter and full year, respectively. Sales by the Children's Group to independent retailers increased 5% during the fourth quarter of fiscal 2004 as compared to last year and were flat for the year. At the end of fiscal 2004, the Stride Rite Children's Group operated 251 stores, an increase of 8% from the prior year. Sales of Sperry Top-Sider footwear increased 40% in the fourth quarter and 10% versus the full fiscal 2003 year. Sales of Keds increased 4% versus the fourth quarter of last year, although annual Keds sales decreased 11% versus last year. Tommy Hilfiger sales decreased 6% in the fourth quarter and 3% for the full year compared to the same periods in fiscal 2003. International sales for the fourth quarter increased 14% and 16% for the full year versus the same periods in 2003.

     The Company's gross profit percentage of 38.4% in the fourth quarter of fiscal 2004 increased 1.9 percentage points as compared to the same period last year. For the full year, gross margin at 38.1% was equal to fiscal 2003. Operating expenses in the fourth quarter increased 11% and 1% for the full year of 2004 compared to the prior year.

     The year-end balance sheet remains strong. The Company's cash balance of $91 million was $12 million lower than the year-end cash balance of 2003. The Company repurchased 1,052,606 shares of Company stock at a cost of approximately $11 million dollars in the fourth quarter. During fiscal 2004, the Company repurchased approximately 4 million shares of

Company stock at a cost of $42.2 million dollars. Accounts receivable decreased 7% compared to last year on a 13% increase in sales during the fourth quarter. DSO decreased to 37 days, three days below 2003, factoring in the additional week in fiscal 2004. Inventories of $88 million were up 7% compared to the same period of 2003. The Company has no outstanding debt.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "We were very pleased with our fourth quarter sales growth and solid finish to the year. Our Stride Rite Children's Group had an excellent year with our retail store results continuing to outperform the industry benchmarks. The Sperry Top-Sider division had an outstanding quarter and year. With the preppy trend in the marketplace, we expect Sperry to have another growth year. Our Keds division had improved fourth quarter results due to higher women's product sales compared to last year. The Keds brand repositioning begins in spring 2005 with Mischa Barton as the Keds spokesperson. The Tommy Hilfiger sales were impacted in the quarter by lower men's and closeout product sales. International continues to enjoy solid performance. We have made good progress in building our brands and product lines in 2004. We look forward to a year of growth in 2005."

     Mr. Chamberlain continued, "In looking ahead, we expect the positive momentum of the Stride Rite Children's Group, Sperry and International to continue into 2005. We anticipate the repositioning and turnaround for Keds will provide the foundation for growth in 2006. Assuming reasonable market and economic conditions in 2005, we are projecting our sales will grow 3 to 5% and our earnings will grow 5 to 10%."

     A summary of sales and net income for the fourth quarter (unaudited) and the year (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.

                                   (in thousands, except per share amounts)
                                    For the Quarter           For the Year
                                         Ended                   Ended
                                ------------------------------------------------
                                  Dec 3,      Nov 28,     Dec 3,       Nov 28,
                                   2004        2003        2004          2003
                                   ----        ----        ----          ----

 Net sales                       $116,799    $103,769    $558,324     $550,124
 Net income (loss)                     51        (965)     25,654       25,488
 Net income (loss) per common share:
   Diluted                            .00        (.02)        .66          .64
   Basic                              .00        (.02)        .68          .65
 Average common shares used in
   per share computations:
   Diluted                         37,197      39,314      38,753       40,063
   Basic                           36,495      39,314      37,976       39,389

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its fourth quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the
Company's website and at www.streetevents.com, beginning at 10:00AM ET on January 13, 2005. Interested investment analysts and investors may call in at 1-800-789-4818 and ask for the Stride Rite conference call hosted by our CEO, David Chamberlain. An on-line replay will follow shortly after the call and will continue through January 19, 2005. The number for the replay is 1-800-642-1687 and the conference ID number 2883238. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.grasshopppers.com and www.sperrytopsider.com.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

..

                         The Stride Rite Corporation
                      Summarized Financial Information
        For the periods ended December 3, 2004 and November 28, 2003

              Statements of Income

         (In thousands)                 Fourth                Twelve Months
                                        Quarter
                                        (unaudited)           (unaudited)

                                         2004      2003      2004      2003
                                         ----      ----      ----      ----
 Net sales                             $116,799  $103,769  $558,324  $550,124
 Cost of sales                           71,903    65,914   345,728   340,614
                                       --------- --------- --------- ---------
 Gross profit                            44,896    37,855   212,596   209,510
 Selling and administrative expenses     44,430    39,897   172,190   170,867
                                       --------- --------- --------- ---------
 Operating income (loss)                    466    (2,042)   40,406    38,643
 Other income (expense), net               (371)      238       503     1,591
                                       --------- --------- --------- ---------
 Income (loss) before income taxes           95    (1,804)   40,909    40,234
 Provision for (benefit from)
      income taxes                           44      (839)   15,255    14,746
                                       --------- --------- --------- ---------
 Net income (loss)                          $51     $(965)  $25,654   $25,488
                                       ========= ========= ========= =========

            Balance Sheets

                                     2004      2003
                                   (unaudited)
    Assets:
    Cash and cash equivalents       $90,855  $103,272
    Accounts receivable              47,730    51,058
    Inventories                      87,790    81,925
    Deferred income taxes            13,123    14,393
    Other current assets             15,681    19,452
                                   --------- ---------
         Total current assets       255,179   270,100
    Property and equipment, net      54,025    60,802
    Other assets                     11,871    14,315
                                   --------- ---------
         Total assets              $321,075  $345,217
                                   ========= =========
    Liabilities and Stockholders'
    Equity:
    Current liabilities              57,716    63,975
    Deferred income taxes and        16,497    13,526
    other liabilities
    Stockholders' equity            246,862   267,716
                                   --------- ---------
         Total liabilities and
         stockholders' equity      $321,075  $345,217
                                   ========= =========